Exhibit 4.1
                                                                     -----------

                                                                 FINAL VERSION
                                                               AUGUST 31, 2000






                            New Skies Satellites N.V.

                             1999 Stock Option Plan



                           (Effective January 1, 1999)

                         (revised as of August 31, 2000)

                            New Skies Satellites N.V.

                             1999 Stock Option Plan

1.    PURPOSE

This Plan has been adopted by New Skies Satellites N.V. (the "Company") to provide employees and directors of the Company and its affiliates (collectively "Participants") an opportunity to acquire an equity interest in the Company. The Company intends to use the Plan to attract and retain Participants' services, motivate Participants to increase the Company's value, and introduce flexibility in compensating Participants.

All Options shall be subject to the terms and conditions provided in this Plan.

2.    DEFINITIONS

      (a)   "Board" shall mean the Supervisory Board of the Company.

      (b) "Committee" shall mean the committee which may be appointed by the Board in accordance with Section 4 to administer the Plan.

      (c) "Common Stock" shall mean the EUR 0.05 (Five Eurocent) par value, ordinary voting shares of the Company, or depository receipts issued with the cooperation of the Company in respect of such shares.

      (d)   "Company" shall mean New Skies Satellites N.V., a Dutch company.

      (e) "Date of Grant" shall mean the date on which an Option is granted under the Plan, as reflected in a Participant's Option Agreement.

      (f)   "Director" shall mean a member of the Board of the Company.

      (g) "Employee" shall mean any individual who is employed, or newly hired, by the Company or any Company within the Group, including managing board directors of the Company or any company within the Group. For the purposes of this Plan, the term "Employee" also shall be deemed to include any director of any affiliate of the Company who is granted or proposed to be granted an Option pursuant to this Plan. The Plan Administrator shall be responsible for determining when an Employee's period of employment terminates and/or is deemed to be continued during an approved leave of absence.

      (h) "Exercise Price" shall mean the price per Share at which an Option may be exercised, which shall be the Fair Market Value of one Share on the date such Option was granted unless determined otherwise (either at a premium or at a discount of not more than 10% relative to such Fair Market Value) by the Plan Administrator and specified in a Participant's Option Agreement.

      (i) "Fair Market Value" shall mean the value of one Share determined as of any specified date as follows:

             (A)(i) If the Shares are traded on any recognised stock exchange, the value per Share shall be the closing price of the Common Stock on the business day immediately preceding such specified date (or, if there are no sales on that day, the last preceding day on which there was a sale) on the principal exchange on which the Common Stock is traded;

             (A)(ii) If the Shares are not traded on any recognised stock exchange but are traded on any formal over-the-counter quotation system in general use, the value per Share shall be the average between the closing bid and closing asked quotations for the Common Stock on the business day immediately preceding such specified date (or, if there are no such quotations on that day, the last preceding day on which there were such quotations) on the principal system on which the Common Stock is traded; or

             (A)(iii) If neither subparagraph (i) nor (ii) applies, then the value per Share shall be determined by the Board in good faith as an estimate of the value per Share a willing purchaser would pay a willing seller with both parties having full knowledge of all relevant material facts. Such determination shall be conclusive and binding on all persons.

            (B) To implement subparagraph (A)(iii), the Board may engage an independent expert to determine the Fair Market Value of the Shares on any date. Such determinations shall be conclusive and binding on all persons.

      (j) "For Cause" shall mean the termination of a Participant's status as an Employee or Director where the Plan Administrator determines, in its complete discretion in accordance with Section 4(e), that the Participant has committed a violation of any felony-grade criminal law, a breach of any material fiduciary duty or an act of dishonesty, fraud misrepresentation or moral turpitude which violation, breach or act has or may reasonably be expected to have a material detrimental impact on the business of the Company, or prevents or materially impairs or may reasonably be expected to prevent or materially impair the Participant's effective performance of his or her duties for the Company or any company within the Group.

      (k) "Group" shall mean the Company and any and all group companies (within the meaning of article 2:24b of the Dutch Civil Code) of the Company, that have been nominated by the Board from time to time to be participating companies in this Plan.

      (l) "Inside Information" shall mean any material non-public information, as defined in the Company's Insider Trading Policy.

      (m) "Insider Trading Policy" shall mean the Company's Group Rules Governing Insider Trading and Inside Information, as such rules may be amended from time to time.

      (n) "IPO" shall mean a public offering of common stock that is registered under the U.S. Securities Act of 1933, a public offering on the AEX-Stock Exchange, or any similar offering in any other jurisdiction.

      (o) "Option" shall mean any option that is granted pursuant to the Plan to purchase and acquire shares of Common Stock.

      (p) "Option Agreement" shall mean, with respect to each Option granted to a Participant, the signed written agreement between the Participant and the Company setting forth the terms and conditions of the Option.

      (q) "Optioned Shares" shall mean Shares acquired by a Participant through the exercise of an Option granted under this Plan.

      (r) "Participant" shall mean any individual to whom an Option has been granted under the Plan, and such term shall include where appropriate the duly appointed legal representative of a Participant suffering from Total and Permanent Disability and the allowable transferee of a deceased Participant as provided in this Plan.

      (s) "Plan" shall mean this New Skies Satellites N.V. 1999 Stock Option Plan, as amended from time to time.

      (t) "Plan Administrator" shall mean the Committee administering the Plan as determined in accordance with Section 4, the foundation administering the Plan as permitted in Section 4, or during any period in which neither a Committee nor a foundation is constituted, the Board.

      (u) "Purchase Price" shall mean, at any specified time, the Exercise Price of an Option to purchase one Share times the number of Shares subject to such Option being exercised.

      (v)   "Share" shall mean one ordinary share of Common Stock.

      (w)   "Total and Permanent Disability" shall mean with respect to a
            Participant:

            (i) The mental or physical disability, either occupational or non-occupational in cause, which satisfies the definition of "total and permanent disability" in the disability policy or plan provided by the Company covering such Participant;

            (ii) If no such policy or plan is then covering the Participant, the mental or physical condition which would cause the Participant to be deemed to be "totally and permanently disabled" in accordance with the Dutch Disability Act (Wet op de Arbeidsongeschiktheidsverzekering).

      (x) "Vest" or "Vesting" shall mean the date, event or act prior to which an Option, in whole or in part, is not exercisable, and as a consequence of which the Option, in whole or in part, becomes exercisable for the first time.

      (y)   "Unvested Option" shall mean an Option that is not yet exercisable.

3.    EFFECTIVE DATE

The Plan was adopted by the Board with effect from January 1, 1999.

4.    ADMINISTRATION

      (a)   Administration by the Board, the Committee or a Foundation

            The Board may administer the Plan or appoint a Committee of the Board to administer the Plan in accordance with Sections 4(b) and 4(c) or appoint a foundation to administer the Plan in accordance with Section 4(d). In the event the Board elects to administer the Plan, the Board shall be the Plan Administrator and shall have the powers and authority of the Plan Administrator as described in this Plan document. Notwithstanding the foregoing, the Board shall have the sole authority to determine the Fair Market Value of the Common Stock, to decide on the grant of an Option or Options to members of the Company's management board, and to increase the percentage of Common Stock that can be issued for use under this Plan.

      (b)   Composition of the Committee

            If appointed by the Board, the Committee shall consist of not less than two members, all of whom shall be Directors of the Company.

      (c)   The Committee

            (i) Each Committee member shall serve until the member resigns, dies or is removed by the Board, whichever is the first event to occur. The Board may disband the Committee at any time.

            (ii) The Committee shall hold meetings at such times and places as it may determine. For a Committee meeting, if the Committee has two members, both members must be present to constitute a quorum, and if the Committee has three or more members, a majority of the Committee shall constitute a quorum. Acts by a majority of the members present at a meeting at which a quorum is present and approved in writing by all the members of the Committee shall constitute valid acts of the Committee.

            (iii) Members of the Committee may vote on any matters affecting the administration of the Plan or the grant of any Option pursuant to the Plan.

      (d)    The Foundation

             In the event that the Board elects to delegate the administration of the Plan to a third party, such third party shall be a foundation (Stichting) established solely for the purposes of facilitating the operation of this Plan. The directors of the Foundation shall be independent from the managing board of the Company.

      (e)   Powers of the Plan Administrator

            On behalf of the Board, the Plan Administrator shall, without causing the Plan to be inconsistent with Dutch or other applicable insider trading laws or regulations or the Insider Trading Policy, and without causing the Plan no longer to qualify as a "personeelsregeling", have the authority and complete discretion to:

            (i) Subject to Section 10(b), prescribe, amend and rescind rules and regulations relating to the Plan which will not apply, without the consent of a Participant, with respect to any Option previously granted to the Participant if it would adversely affect the Participant's position in that respect;

            (ii) Construe and interpret the Plan, any Option Agreement and any other agreement or document executed pursuant to the Plan;

            (iii) Authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option; and

            (iv) Make all other determinations deemed necessary or advisable for the administration of the Plan.

            The Board of the Company shall ensure that the Plan Administrator at all times has a sufficient power of attorney to be able to exercise the powers purported to be granted to it under the Plan, and to perform all legal acts to implement the provisions of the Plan.

      (f)   Plan Administrator's Interpretation of the Plan

            The Plan Administrator's interpretation and construction of any provision of the Plan, of any Option granted under the Plan or of any Option Agreement shall be final and binding on all persons claiming an interest in an Option granted or issued under the Plan. Neither the Plan Administrator, any member of the Committee nor any Director shall be liable for any action or determination made in good faith with respect to the Plan. The Company, in accordance with the articles of association of the Company, shall indemnify and defend the Plan Administrator, and, where applicable, each individual member the Committee or each director of the foundation, to the fullest extent provided by law and such articles of association.

      (g)    Determinations by the Plan Administrator

            Subject to Section 5, the Plan Administrator's determinations under the Plan may be made by the Plan Administrator selectively among persons who are granted, or may be eligible to be granted, Options under the Plan. Without limiting the generality of the foregoing, the Plan Administrator shall be entitled, inter alia, to make selective determinations and to instruct the Company to enter into selective Option Agreements as to (i) any person to whom Option(s) are granted or are to be granted under the Plan, and (ii) the terms and provisions of Options granted under the Plan.

5.    PARTICIPATION AND GRANT OF OPTIONS

      (a)   Eligibility for Participation

            Notwithstanding Section 4(a) and subject to the conditions of
            Section 5(b), all Employees of the Group are eligible to be selected as Participants by the Plan Administrator, in its complete discretion. The Plan Administrator's determination of an individual's eligibility for participation shall be final.

      (b)   Eligibility for Options

            The Plan Administrator has the authority, in its complete discretion, to determine that the Company shall grant an Option or Options to Participants. A Participant may be granted more than one Option under the Plan at any time or times.

      (c)   Dates on Which and Periods During Which Options May Be Granted

            Options may be granted under this Plan as of the following dates and during the following periods: the month of February of each year and the date on which an Employee effectively commences working for the Company or a Group Company. This restriction shall not apply to Options that are granted at least two weeks prior to the date of an IPO.

      (d)   Notification of the Securities Board of The Netherlands

            Prior to each time one or more Options are granted, the Plan Administrator shall notify the Securities Board of the Netherlands at least two months in advance of the intention to grant such Option(s), in accordance with article 1 under a Decree of 17 December 1998, as amended from time to time. After such notification the Plan Administrator (acting through the Company) shall be obliged to grant the Option(s) to the extent required by, and in accordance with the terms for grants set forth in, the notification. If an Employee has Inside Information as of the date of the proposed grant of an Option, the Employee shall, to the extent required by law, be obliged to accept the grant of the Option to the extent required by, and in accordance with the terms set forth in, the notification. In case of newly hired employees, the Securities Board shall be notified as soon as possible. The requirements of this paragraph (d) shall not apply to Options that are granted at least two weeks prior to the date of an IPO.

6.    SHARES OF COMMON STOCK SUBJECT TO THIS PLAN

      (a)   Authorized, Unissued Shares

            Options which are granted under this Plan shall be with respect to the authorized but unissued Shares of Common Stock of the Company.

      (b)   Plan Limit

            The aggregate number of Shares which may be issued upon the exercise of Options under this Plan shall not exceed 5% of the outstanding Common Stock of the Company as of the date of the applicable grant. The Board may elect to increase this 5% limit following the three-year anniversary of the original adoption of the Plan, in which case the Plan shall be amended to incorporate the new percentage. The authority to increase this 5% lies solely with the Board such that this power shall not be delegated in accordance with
            Section 4(a).

      (c)   Options Not to Exceed Shares Available

            The number of Shares subject to Options which have been granted under this Plan at any time during the term of the Plan shall not exceed the number of Shares authorised for issuance under the Plan under Section 6(b). The number of Shares subject to an Option which expires, is cancelled, is forfeited or is terminated for any reason shall again be available for issuance under the Plan.

7.    TERMS AND CONDITIONS OF OPTIONS

      (a)   Stock Option Agreements

            Each Option shall be evidenced by a written Option Agreement which shall set forth the terms and conditions pertaining to such Option, provided that all such terms shall be subject to and consistent with this Plan.

            Notwithstanding any other provision of this Plan, when awarding any Option the Plan Administrator, the Company, and each Participant shall comply with all Dutch and other applicable insider trading laws and regulations and with the Insider Trading Policy.

      (b)   Number of Shares Covered by an Option

            Each Option Agreement shall state the number of Shares for which the Option is exercisable, subject to adjustment of such number of Shares pursuant to Section 9.

      (c)   Exercise of Options

            Only a Participant may exercise an Option. The Participant may exercise an Option only on or after the date on which the Option Vests, as provided in Section 7(d), and only on or before the date on which the term of the Option expires, as provided in Section 7(e). Each Option Agreement shall specify the manner and procedure for exercising an Option and the effective date of such exercise. A Participant shall be required to sign such Option Agreement as a condition for receiving a grant of an Option.

            Notwithstanding any other provision of this Plan or of any Option Agreement or of any other agreement, when exercising any Option the Plan Administrator, the Company, and each Participant shall comply with all Dutch and other applicable insider trading laws and regulations and with the Insider Trading Policy.

      (d)   Vesting of Options

            The Plan Administrator may decide when an Option Vests. Such Vesting can occur immediately as of the date the Option is granted or at such later date or dates, as determined by the Plan Administrator. Each Option Agreement shall include a Vesting schedule describing the date, event or act upon which an Option shall Vest, in whole or in part, with respect to all or a specified portion of the Shares covered by such Option. The condition shall not impose upon the Group any obligation to retain the Participant as an Employee for any period.

      (e)   Term and Expiration of Options

            Except as otherwise specifically provided in a Participant's Option Agreement, the term of an Option shall expire on the first to occur of the following:

            (i)   The tenth anniversary of the date the Option was granted;

            (ii) The date determined under Section 7(i)(ii) for a Participant who ceases to be an Employee of the Group for any reason other than by (A) death, (B) For Cause, or (C) Total and Permanent Disability;

            (iii) The date determined under Section 7(j) for a Participant who ceases to be an Employee of the Group by reason of the Participant's death;

            (iv) The date determined under Section 7(k) for a Participant who ceases to be an Employee of the Group by reason of the Participant's Total and Permanent Disability;

            (v) The date determined under Section 7(l) for a Participant who ceases to be an Employee of the Company For Cause;

            (vi)  The effective date of a transaction described in Section
                  9(b); or

            (vii) The expiration date specified in the Option Agreement pertaining to the Option.

      (f)   Exercise Price

            Each Option Agreement shall state the Exercise Price for the Shares to which the Option pertains, provided that the Exercise Price of an Option shall be determined in accordance with Section 2(h) of this Plan on the relevant Date of Grant and shall not in any event be less than the par value of such Share.

      (g)   Medium and Time of Payment of Purchase Price

            A Participant may exercise an Option by delivering notice in the manner specified in the Option Agreement. A Participant exercising an Option shall pay the Purchase Price for the Shares to which such exercise pertains in full in cash or by cheque (in Dutch Guilders) as a condition of such exercise, unless the Plan Administrator in its complete discretion allows the Participant to pay the Purchase Price in a manner allowed under Section 11, so long as the sum of cash so paid and such other consideration equals the Purchase Price. A Participant's exercise of an Option is subject to satisfying the tax withholding requirements imposed by the Company pursuant to
            Section 14.

      (h)   Nontransferability of Options

            An Option granted to a Participant shall, during the lifetime of the Participant, be exercisable only by the Participant and shall not be assignable or transferable. In the event of the Participant's death, an Option is transferable by the Participant only by will or the laws of descent and distribution. Any attempted assignment, transfer or attachment by any creditor in violation of this Section 7(h) shall be null and void.

      (i) Termination for Any Reason Other Than Death, Total and Permanent Disability, or For Cause

            (i) For purposes of this Section 7(i), status as an Employee of the Group will be treated as continuing intact while the Participant is on military leave, sick leave or other bona fide leave of absence, as determined by the Plan Administrator in its complete discretion.

            (ii) If a Participant ceases to be an Employee of the Group for any reason other than death, Total and Permanent Disability, or For Cause, then: (A) the Participant's Option(s), to the extent Unvested at the time that the Participant's status described above ceases, shall be forfeited; and (B) the Participant's Option(s), to the extent Vested at the time the Participant's status ceases, shall expire at 12:00 Midnight on the three (3) month anniversary of the date that the Participant's status ceases (but not beyond the date that the term of the Option would earlier have expired pursuant to
                  Section 7(e)).

      (j)   Death of Participant

            If a Participant dies while an Employee of the Group, any Option granted to the Participant, to the extent Vested on the date of the Participant's death, may be exercised at any time within twelve (12) months after the Participant's death (but not beyond the date that the term of the Option would earlier have expired pursuant to
            Section 7(e)).

      (k)   Total and Permanent Disability of Participant

            If a Participant ceases to be an Employee of the Group as a consequence of Total and Permanent Disability, any Option granted to the Participant, to the extent Vested on the date that the Participant's status ceased, may be exercised at any time within six
            (6) months after such date (but not beyond the date that the term of the Option would earlier have expired pursuant to 7(e)).

      (l)   Termination For Cause

            If a Participant ceases to be an Employee of the Group For Cause, any Vested and Unvested Option granted to the Participant which has not been exercised will be cancelled immediately.

      (m)   Rights as a Shareholder

            A Participant shall have no rights as a shareholder of any Shares for which an Option is exercisable or has been exercised until the date such Shares have been delivered to the Participant. No adjustment shall be made for dividends (ordinary or extraordinary or whether in currency, securities, or other property), distributions or other rights for which the record date is prior to the date such person becomes a shareholder.

      (n)   Modification, Extension and Renewal of Options

            Within the limitations of the Plan, the Plan Administrator may, in its complete discretion, modify, extend, or renew any outstanding Option or accept the cancellation of any outstanding Option for the granting of a new Option in substitution therefore. Notwithstanding the preceding sentence, no modification of an Option shall exceed or otherwise violate any limitation set forth in this Section 7 and any modification, extension, or renewal that would constitute a grant of a new Option under applicable law shall be made only if in accordance with Sections 5(c) and 5(d) and the other provisions of this Plan governing the grant of Options.

      (o)   Other Provisions

            An Option Agreement may contain such other provisions as the Plan Administrator in its complete discretion deems advisable which are not inconsistent with the terms of the Plan, including but not limited to:

            (i)   Restrictions on the exercise of the Option;

            (ii)  Restrictions on the disposition of Optioned Shares;

            (iii) Submission by the Participant of such forms and documents as the Plan Administrator may reasonably require; and/or

            (iii) Procedures to facilitate the payment of the Exercise Price of an Option under any method allowable under Section 11 and the payment of withholding taxes in accordance with Section 14.

      (p)   Insider Trading

            Neither the Company nor the Plan Administrator nor any member of the Board shall be in breach of this Plan or of any Option Agreement if it declines to take any action that it believes, in its sole discretion, to be contrary to applicable law or the Insider Trading Policy.

8.    TERM OF PLAN

Options may be granted pursuant to the Plan through the period ending on December 31, 2008. All Options which are outstanding on such date shall remain in effect until they are exercised or expire by their terms. The Plan and all Options shall expire pursuant to their terms for all purposes on or before December 31, 2019.

9.    RECAPITALISATION, DISSOLUTION AND CHANGE OF CONTROL

      (a)   Recapitalisation

            Notwithstanding any other provision of the Plan to the contrary, but subject to any required action by the shareholders of the Company and compliance with any applicable laws and securities laws, the Plan Administrator (directly or by action through the Company) shall make any adjustments to the class and/or number of Shares covered by the Plan, the number of Shares for which each outstanding Option pertains, the Exercise Price of an Option and/or any other aspect of this Plan to prevent the dilution or enlargement of the rights of Participants under this Plan in connection with any increase or decrease in the number of issued Shares resulting from the payment of a Common Stock dividend, stock split, reverse stock split, recapitalisation, combination, or reclassification or any other event which results in an increase or decrease in the number of issued Shares without receipt of adequate consideration by the Company (as determined by the Plan Administrator in its complete discretion; provided, however, that fractions of a Share shall not be issued but shall either be paid in cash at Fair Market Value or shall be rounded up to the nearest Share, as determined by the Plan Administrator; and provided, further, that the Exercise Price of any Option may not be decreased below the par value of the Shares).

      (b)   Dissolution, Merger, Consolidation, or Sale or Lease of Assets

            Subject to any required action by the shareholders of the Company, in the event of a merger, consolidation or any similar transaction involving the Company in which holders of Shares receive stock of the resulting corporation or of another entity involved in the transaction (and do not receive consideration in any other form, other than cash payments in consideration for fractional shares), each Option outstanding on the date of such merger, consolidation or transaction shall pertain to and apply to the securities which a holder of the number of Shares subject to such Option would have received in such merger or consolidation.

            Subject to any required action by the shareholders of the Company, in the event of (i) a dissolution or liquidation of the Company,
            (ii) a sale of all or substantially all of the Company's assets or
            (iii) a merger, consolidation or any similar transaction involving the Company (other than a merger, consolidation or any similar transaction in which holders of Shares receive stock of the resulting corporation or of another entity involved in the transaction (and do not receive consideration in any other form, other than cash payments in consideration for fractional shares)), the Plan Administrator shall, in its absolute discretion, have the power to, having regard for applicable insider trading laws and regulations and the Insider Trader Policy and acting directly or through the Company:

            (i) cancel, effective immediately prior to the occurrence of such event, each Option outstanding immediately prior to such event (whether or not then exercisable), and, in full consideration of such cancellation, pay to the Participant to whom such Option was granted an amount in cash, for each Share subject to such option equal to the excess of (A) the value, as determined by the Plan Administrator in its absolute discretion, of the property (including cash) received by the holder of a Share as a result of such event over (B) the exercise price of such; or

            (ii) provide for the exchange of each Option outstanding immediately prior to such event (whether or not then exercisable) for an option with respect to, as appropriate, some or all of the property for which Shares are exchanged in such transaction and, incident thereto, make an equitable adjustment as determined by the Plan Administrator in its absolute discretion in the exercise price of the option, or the number of shares or amount of property subject to the option or, if appropriate, provide for a cash payment to the Participant to whom such Option was granted in partial consideration for the exchange of the Option.

      (c)   Change in Control

            Notwithstanding any provision herein or in an Option Agreement, each Option shall become immediately Vested in full in the event of the acquisition by any person (within the meaning of Section 13 of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act")), including any group (within the meaning of Rule 13d-3 under the Exchange Act) of securities representing 50% or more of the voting power of the combined securities of the Company in the election of members of the Supervisory Board of the Company, in any transaction or series of transactions that does not constitute an IPO. Notwithstanding the foregoing, the acquisition of governance preference shares by any entity shall not result in Vesting pursuant to this paragraph (c).

      (d)   Determination by the Plan Administrator

            All adjustments described in this Section 9 shall be made by the Plan Administrator in its complete discretion, and such determination shall be conclusive and binding on all persons.

      (e)   Limitation on Rights of Participants

            Except as expressly provided in this Section 9, no Participant shall have any rights by reason of any reorganisation, dissolution, change of control, merger or acquisition. Any issuance of Options shall not affect any Options previously issued under the Plan.

      (f)   No Limitation on the Rights of the Company

            The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganisations, or changes of its capital or business structure, or to merge or consolidate, or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

10.   AMENDMENT OF THE PLAN

      (a) The Plan Administrator may, from time to time, terminate, suspend or discontinue the Plan, in whole or in part, or revise or amend it in any respect whatsoever including, but not limited to, the adoption of any amendment deemed necessary or advisable to qualify the Options under rules and regulations promulgated by a recognised stock exchange, or to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Option granted under the Plan, with or without approval of the Board, but if any such action is taken without the approval of the Board, no such revision or amendment shall:

            (i) Increase the number of Shares subject to the Plan, other than any increase pursuant to Section 9;

            (ii) Change the designation of the class of persons eligible to receive Options;

            (iii) Cause the Plan no longer to qualify as a
                  "personeelsregeling" as meant in Dutch insider trading legislation; or

            (iv)  Amend this Section 10 to defeat its purpose.

      (b) No amendment, termination or modification of the Plan shall, without the consent of a Participant, adversely affect the Participant with respect to any Option previously granted to the Participant.

11.   PAYMENT FOR SHARE PURCHASES

Payment of the Purchase Price for any Shares purchased pursuant to the exercise of Options granted under the Plan may be made in cash or by cheque (in Dutch Guilders) or, where expressly approved for the Participant by the Plan Administrator, in its complete discretion, and where permitted by law:

      (a)   By personal cheque;

      (b)   By cancellation of indebtedness of the Company to the Participant;

      (c) By surrender of Shares that either: (A) have been owned by Participant for more than six months and, if such shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such Shares; or (B) were obtained by the Participant in the public market; in which case the Company agrees to set off the price to be paid on the Shares with the amount due to the Participant for the repurchase of Shares, provided in all cases that the Plan Administrator has previously indicated to the Participant that the Company is able and willing to repurchase the Shares;

      (d) By tender of a full recourse promissory note having such terms as may be approved by the Plan Administrator and bearing interest at a rate sufficient to avoid imputation of taxable income; provided that the portion of the Purchase Price equal to the par value of the Shares must be paid in cash if required by Dutch law;

      (e) By waiver of compensation due or accrued to the Participant for services rendered;

      (f) With respect only to an Option for Shares for which a public market exists:

            (i) Through a "same day sale" commitment from the Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an "NASD Dealer") whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay for the Exercise Price, and whereby the NASD Dealer pays the Exercise Price directly to the Company prior to receipt of such Shares; or

            (ii) Through a "margin" commitment from the Participant and an NASD Dealer whereby the Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer pays the Exercise Price directly to the Company, prior to receipt of such Shares; or

            (iii) Pursuant to and in accordance with the terms of any other cashless exercise policy that may be adopted by the Company, in its sole discretion and with the approval of the Board; or

            (iii)  By any combination of (i) and/or (ii) and/or (iii).

12.   APPLICATION OF FUNDS

The proceeds received by the Company shall be used for general corporate purposes.

13.   TERMINATION OF PLAN

Subject to Section 10(b), the Company reserves the right to terminate, suspend or discontinue the Plan, in whole or in part, at any time.

14.   WITHHOLDING OF TAXES

Whenever Shares are to be issued under the Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy all withholding tax requirements prior to the delivery of any certificate or certificates for such Shares.

15.   RIGHTS AS AN EMPLOYEE

The Plan shall not be construed to give any individual the right to remain in the employ of the Group, or to affect the right of the Group, to terminate such individual's status as an Employee at any time, with or without cause. The grant of an Option shall not entitle the Participant to, or disqualify the Participant from, participation in the grant of any other Option under the Plan or participation in any other plan maintained by the Group.

16.   INSPECTION OF RECORDS

Copies of the Plan, records reflecting each Participant's Option(s) and any other documents and records which a Participant is entitled by law to inspect shall be open to inspection by the Participant and his or her duly authorised representative at the office of the Company at any reasonable business hour upon reasonable advance notice from the Participant. The Company may, at its discretion, submit this Plan to the Securities Board of the Netherlands.

17.   NOTICES

Any notice to be provided by one party to the other party under this Plan shall be deemed to have been duly delivered to the other party (i) on the date such notice is delivered at the address provided in a Participant's Option Agreement or at such other address as the party may notify the other party in writing at any time, or (ii) on the date such notice is deposited in the mail as registered mail or as first class mail/return receipt requested, postage prepaid if addressed to the party at the address provided in a Participant's Option Agreement or at such other address as the party may notify the other party in writing at any time. For the purposes of clause (i), the term "delivered" shall include hand delivery with a signed receipt required and received from the receiving party, which for the Company shall be the General Counsel.

18.   CONFLICT WITH OPTION AGREEMENTS

In the event the terms of this Plan are in conflict with the terms of any Option Agreement, the Plan shall govern and any conflicting or inconsistent term of said Agreement(s) shall be interpreted and applied by the Plan Administrator and all other persons in a manner consistent with the Plan.

19.   LAWS GOVERNING THE PLAN

      (a) This Plan shall be governed by and shall be construed in accordance with the laws of The Netherlands.

      (b) The Company and Participants irrevocably submit, in respect of any suit, action or proceeding related to the interpretation or enforcement of this Plan, to the exclusive jurisdiction of the courts of Amsterdam.

20.   EUROPEAN MONETARY UNION

      (a) The occurrence or non-occurrence of an event associated with the economic and monetary union in the European Community will not have the effect of altering any term of, or discharging or excusing performance under, the Plan. An event associated with the economic and monetary union in the European Community includes, without limitation:

            (i) the introduction of, changeover to or operation of a single or unified European currency (whether known as the Euro or otherwise);

            (ii) the introduction of that new currency as lawful currency in one or more Member States of the European Union, and

            (iii) the withdrawal from legal tender or any currency that, before the introduction of the new currency, was lawful currency in one of the Member States.

      (b) The Plan Administrator reserves the right to decide that, as at the date beginning the third stage of the introduction of the Euro, any payments made under this Plan may be settled in Euro of an amount equal to the amounts expressed in Dutch Guilders payable under the provisions of this Plan. The amount denominated in Euro will be calculated on the basis of the exchange rates, established by the European Council pursuant to article 1091(4) of the EG-Treaty. Any rounding off of such amount will be calculated in accordance with the European regulations in this respect.